Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

OF

JET.AI INC.

Jet AI Inc., a corporation organized and existing under the Delaware General Corporation Law hereby certifies as follows:

1. The name of the corporation is Jet.AI Inc. (the “Corporation”).

2. A Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed by the Secretary of State of Delaware on November 8, 2024, having a delayed effective date of November 12, 2024 at 12:01 a.m. E.T.

3. The Certificate of Amendment to the Certificate of Incorporation of the Corporation requires correction as permitted by Section 103 of the Delaware General Corporation Law.

4. The inaccuracy or defect of said Certificate of Amendment to the Certificate of Incorporation of the Corporation is as follows: The description of how fractional shares are treated as a result of the Reverse Stock Split (as defined in the Certificate of Amendment to the Certificate of Incorporation) is inaccurate.

5. Section B of the Certificate of Amendment to the Certificate of Incorporation is corrected to read as follows:

B. The Certificate is hereby amended by adding Section 1.3 of Article IV to the Certificate as follows:

1.3 Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Certificate of Incorporation, as amended, of the Corporation, each two hundred twenty five (225) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive a cash payment in lieu of such fractional share interests. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to the Certificate of Amendment of the Certificate of Incorporation to be signed by its duly authorized officer this 11th day of November, 2024.

JET.AI INC.

By:	/s/ George Murnane
George Murnane, Interim Chief Executive Officer